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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HERITAGE PROPERTY INVESTMENT TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE PROPERTY INVESTMENT TRUST, INC.
535 Boylston Street
Boston, Massachusetts 02116

April 4, 2003

Dear Stockholder:

        We are pleased to invite you to attend the 2003 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc., which will be held on Friday, May 9, 2003, at 9:00 a.m. at The Park Plaza Hotel, 65 Arlington Street, Boston, Massachusetts. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain the matters to be considered and acted upon at the Annual Meeting. Please read these materials carefully. Matters scheduled for consideration at the Annual Meeting are to elect four Directors and to adopt certain amendments to our equity incentive plan as described in the accompanying Proxy Statement.

        I am delighted that you have invested in our company, and I hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed Proxy in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person.

        I look forward to seeing you on May 9, 2003 at our Annual Meeting.

                      Sincerely,

                      Thomas C. Prendergast
                      Chairman, President and Chief Executive Officer

HERITAGE PROPERTY INVESTMENT TRUST, INC.
535 Boylston Street
Boston, Massachusetts 02116

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

         TO THE STOCKHOLDERS OF HERITAGE PROPERTY INVESTMENT TRUST, INC.:

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc. (the "Company") will be held at The Park Plaza Hotel, 65 Arlington Street, Boston, Massachusetts 02116, on Friday, May 9, 2003, at 9:00 A.M., local time, for the following purposes:

  1.
  To elect four directors to hold office for a three-year term until the 2006 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The current Board of Directors of the Company has nominated and recommends for such election as Directors the following persons: Kenneth K. Quigley, Jr., William M. Vaughn, III, Paul V. Walsh and Robert J. Watson.

  2.
  To consider and approve certain amendments to the Company's Amended and Restated 2000 Equity Incentive Plan.

  3.
  To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed March 7, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 7, 2003, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

        STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON, IF THEY SO DESIRE.

                      By order of the Board of Directors,

                      Victor J. Paci
                       Secretary

April 4, 2003

HERITAGE PROPERTY INVESTMENT TRUST, INC.
535 Boylston Street
Boston, Massachusetts 02116

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

        This Proxy Statement is furnished to the holders of the common stock, $0.001 par value per share, of Heritage Property Investment Trust, Inc. (the "Company") in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2003 Annual Meeting of Stockholders to be held on May 9, 2003, or at any adjournment or postponement of the meeting. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of 2003 Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Annual Meeting.

        This Proxy Statement and proxies for use at the annual meeting will be first mailed to stockholders on or about April 4, 2003, and proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone by our officers or regular employees. We may enlist the assistance of brokerage houses in soliciting proxies. We will bear all solicitation expenses, including costs of preparing, assembling and mailing proxy material.

Voting and Revocability of Proxy

        If the accompanying Proxy Card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. The persons designated as proxy holders on the Proxy Card will, unless otherwise directed, vote the shares represented by such proxy FOR the election of all nominees for the Board of Directors named in this Proxy Statement, FOR the amendments to the Company's equity incentive plan described in this Proxy Statement, and as recommended by the Board of Directors with regard to any other matters, or, if no recommendation is given, in their own discretion.

        Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of such authority by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the annual meeting.

Record Date and Voting Rights

        Only stockholders of record at the close of business on March 7, 2003, are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement of the meeting. We had outstanding on March 7, 2003, 41,778,708 shares of common stock, each of which is entitled to one vote upon the matters to be presented at the annual meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the annual meeting. Votes withheld from any nominee, abstentions, and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        In the election of directors, the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker "non-votes" will have no effect on the voting outcome with respect to the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is necessary for approval of the proposal to amend the Company's equity incentive plan. Abstentions have the practical effect of a vote against these proposals. Although counted as present for the purpose of determining a quorum, broker "non-votes" are not counted for any purpose in determining whether a matter has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Principal Stockholders

        The following table sets forth certain information with respect to each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock as of March 7, 2003. As of March 7, 2003, 41,778,708 shares of common stock were outstanding.

	Amount and Nature of Beneficial Ownership*
Name and Address of Beneficial Owner	Outstanding Shares	Right to Acquire	Total Number	Percentage of Class
New England Teamsters and Trucking Industry Pension Fund(1)	18,000,000	—	18,000,000	43.1%
Net Realty Holding Trust(2)	18,000,000	—	18,000,000	43.1%
Prudential Insurance Company of America(3)	4,935,556	375,000	5,310,556	12.6%

*
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 7, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Shares included in the table under "Right to Acquire" represent shares subject to outstanding warrants to purchase common stock currently exercisable.

(1)
The principal address of The New England Teamsters and Trucking Industry Pension Fund ("NETT") is 535 Boylston Street, Boston, Massachusetts 02116. NETT owns all of the outstanding interests in Net Realty Holding Trust, our largest stockholder and as such, may be deemed to be the beneficial owner of all the shares of our common stock owned by Net Realty Holding Trust.

(2)
The principal address of Net Realty Holding Trust is care of The New England Teamsters and Trucking Industry Pension Fund, 535 Boylston Street, Boston, Massachusetts 02116.

(3)
The principal address of The Prudential Insurance Company of America is care of Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054-4493. 120 current or former employees of Prudential, including Robert Falzon, one of our directors, own an aggregate of 2,400 shares of our common stock. Prudential disclaims beneficial ownership of all shares of common stock owned by these employees.

Management Stockholders

        The following table sets forth information as of March 7, 2003, as reported to us, with respect to the beneficial ownership of the common stock by each of our directors and by each of the executive officers named in the summary compensation table below, and by all directors and these executive officers as a group. Except as otherwise set forth below, the principal address of each of the persons named below is care of Heritage Property Investment Trust, Inc., 535 Boylston Street, Boston, Massachusetts 02116.

	Amount and Nature of Beneficial Ownership
Name	Outstanding Shares	Right to Acquire	Total Number	Percentage of Class
Thomas C. Prendergast(1)	483,898	690,000	1,173,898	2.8%
Gary Widett, Esq.	100,479	230,000	330,479	*
David G. Gaw	48,000	100,000	148,000	*
Robert Prendergast(2)	17,380	74,000	91,380	*
Barry Rodenstein	10,000	42,000	52,000	*
Joseph L. Barry	5,000	—	5,000	*
Bernard Cammarata	—	22,800	22,800	*
Robert M. Falzon(3)	20	—	20	*
Richard C. Garrison	1,500	—	1,500	*
David W. Laughton	1,000	—	1,000	*
Kevin C. Phelan	2,000	—	2,000	*
Kenneth K. Quigley, Jr.	500	—	500	*
William M. Vaughn	—	—	—	—
Paul V. Walsh	—	—	—	—
Robert J. Watson	3,000	—	3,000	*
All directors and executive officers as a group (15 persons)	672,777	1,158,800	1,831,577	4.3%

*
Less than 1% of the issued and outstanding shares of common stock.

•
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 7, 2003, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated below and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Shares included below under "Right to Acquire" represent shares subject to outstanding stock options currently exercisable or exercisable within 60 days of March 7, 2003.

(1)
Mr. Prendergast is the brother of Robert Prendergast, our Vice President, Property Management and Construction. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock owned by Robert Prendergast.

(2)
Mr. Prendergast is the brother of Thomas C. Prendergast, our Chairman, President and Chief Executive Officer. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock owned by Thomas C. Prendergast.

(3)
Mr. Falzon is Managing Director of Prudential Real Estate Investors, an affiliate of The Prudential Insurance Company of America, and may be deemed to be the beneficial owner of all of the shares of our common stock owned by Prudential. Mr. Falzon disclaims beneficial ownership of all of the shares of our common stock owned by Prudential. In addition, 120 current or former employees of Prudential, other than Mr. Falzon, own an aggregate of 2,400 shares of common stock. Mr. Falzon disclaims beneficial ownership of all shares of our common stock owned by these employees.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Pursuant to the Company's charter, the Directors are divided into three classes. The terms of current Directors Kenneth K. Quigley, Jr., William M. Vaughn, Paul V. Walsh and Robert J. Watson expire at the Annual Meeting, while the terms of the remaining Directors expire at the annual meetings of stockholders to be held in 2004 or 2005, as specified below. In accordance with a resolution duly adopted by the Board of Directors on February 7, 2003, Messrs. Quigley, Vaughn, Walsh and Watson have been nominated and recommended for election to serve as Directors for a three-year term until the annual meeting of stockholders to be held in 2006.

        If, for any reason, any of the above-mentioned candidates for election becomes unavailable for election or service, the persons designated as proxy holders on the Proxy Card will vote for the substitute nominee recommended by the board of directors, or, if no recommendation is given, for any substitute nominee in their own discretion.

Vote Required

        The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a Director. Therefore, the four individuals with the highest number of affirmative votes will be elected to the four directorships. For purposes of the election of Directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

Information Regarding Directors

        The information set forth below is submitted with respect to the nominees for election to the board of directors, as well as those Directors whose terms of office are continuing after the Annual Meeting.

Nominees for Election for Term Expiring at the 2006 Annual Meeting of Stockholders

        Kenneth K. Quigley, Jr., age 45, has been a Director since April 2002. Since February 1996, Mr. Quigley has been President of Curry College, a private independent college offering undergraduate and graduate degrees located in Milton, Massachusetts. Prior to that time, Mr. Quigley served on the faculty of Curry College. Mr. Quigley has also previously taught undergraduate and graduate management courses at Suffolk University and Bentley College. During 2002, Mr. Quigley was a member of the audit and compensation committees of our board of directors.

        William M. Vaughn III, age 62, has been a Director since our formation in July 1999. On January 1, 2003, Mr. Vaughn became Senior Vice President, Labor Relations of Ahold USA, Inc., the parent company of The Stop & Shop Supermarket Company, a grocery chain headquartered in Massachusetts with 335 stores throughout Connecticut, Massachusetts, Rhode Island, New York and

New Jersey. Prior to that time, Mr. Vaughn was Executive Vice President, Human Resources of The Stop & Shop Supermarket Company, with whom he has been employed since 1975. Mr. Vaughn is a co-trustee of NETT, the parent company of the Company's largest stockholder. During 2002, Mr. Vaughn was a member of the audit and nominating committees of our board of directors.

        Paul V. Walsh, age 65, has been a Director since March 2002. Mr. Walsh has been President of the Teamsters Local Union 379, of Boston, Massachusetts for more than five years. Mr. Walsh is a co-trustee of NETT, the parent company of the Company's largest stockholder. During 2002, Mr. Walsh was a member of the nominating committee of our board of directors.

        Robert J. Watson, age 52, has been a Director since April 2002. Mr. Watson is Chairman, Chief Executive Officer and principal stockholder of LPM Holding Company, a food service conglomerate that services principally the Eastern United States. Mr. Watson has been with LPM Holding Company and its predecessor entity, The Tobin Corporation, since 1988. During 2002, Mr. Watson was a member of the audit and compensation committees of our board of directors.

Incumbent Directors—Terms Expiring at the 2004 Annual Meeting

        Joseph L. Barry, Jr., age 69, has been a Director since our formation in July 1999. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products. Mr. Barry has served as co-chairman of NETT, the parent company of the Company's largest stockholder, since 1978. Mr. Barry is also a director of Bottomline Technologies, Inc., a publicly-traded software company. During 2002, Mr. Barry was a member of the audit committee of our board of directors.

        Richard C. Garrison, age 54, has been a Director since April 2002. Mr. Garrison is President of Bink Inc., a management consulting firm located in Boston, Massachusetts which he founded in 2001. Prior to that time, Mr. Garrison was Chairman of Holland Mark Edmund Ingalls, a marketing, advertising and public relations firm, which was the product of the merger of two firms in 1999, one of which, Ingalls, Quinn & Johnson, Mr. Garrison was Chairman and Chief Executive Officer from 1981-1999. During 2002, Mr. Garrison was a member of the nominating committee of our board of directors.

        Kevin C. Phelan, age 58, has been a Director since April 2002. Mr. Phelan is Executive Vice President and Director of Meredith & Grew, Incorporated, a full-service real estate company headquartered in Boston, Massachusetts, which provides real estate advisory services, counseling and valuation services, brokerage services, finance and capital markets and property and asset management services. Mr. Phelan has been employed with Meredith & Grew since 1978, when he joined the firm to start its finance and capital markets group. Mr. Phelan is also a director of Mellon Private Asset Management, a publicly-traded mutual fund. During 2002, Mr. Phelan was not a member of any of the committees of our board of directors.

        David W. Laughton, age 54, has been a Director since our formation in July 1999. Mr. Laughton has been Secretary-Treasurer/Principal Officer of the Teamsters Local 633, of Manchester, New Hampshire for more than five years. Mr. Laughton serves as co-chairman of NETT, the parent company of the Company's largest stockholder. During 2002, Mr. Laughton was a member of the compensation committee of our board of directors.

Incumbent Directors—Terms Expiring at the 2005 Annual Meeting

        Bernard Cammarata, age 63, has been a Director since July 1999. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., a leading publicly-traded off-price retailer of apparel and home fashions, a position he has held since June 1999. Mr. Cammarata founded TJX Maxx in 1976 and served as its President until 1986. From 1986 to June 1999, Mr. Cammarata was President and Chief Executive Officer of TJX Companies, Inc. From June 1999 to April 2000, Mr. Cammarata served as Chairman and Chief Executive Officer of TJX Companies, Inc. During 2002, Mr. Cammarata was a member of the compensation and nominating committees of our board of directors.

        Robert M. Falzon, age 43, has been a Director since September 2000. Mr. Falzon is Managing Director of Prudential Real Estate Investors, an affiliate of The Prudential Insurance Company of America, one of our principal stockholders, and head of Prudential's Merchant Banking Group in Parsippany, New Jersey. Before joining Prudential Real Estate Investors in June 1998, Mr. Falzon was a Managing Director in the Real Estate Investment Banking Group at Prudential Securities Incorporated in New York. Mr. Falzon joined Prudential Securities Incorporated in 1992. During 2002, following our initial public offering, Mr. Falzon was a member of the audit and nominating committees of our board of directors.

        Thomas C. Prendergast, age 53, has served as our Chairman, President and Chief Executive Officer since our formation in July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast joined NETT's real estate company in 1974 as a leasing agent and became Vice President and Director of Leasing in 1978. Mr. Prendergast's employment agreement with the Company provides that he is to be a Director of the Company. Mr. Prendergast is the brother of Robert Prendergast, our Vice President, Property Management and Construction. During 2002, following our initial public offering, Mr. Prendergast was a member of the nominating committee of our board of directors.

Additional Disclosures Regarding NETT and Net Realty Holding Trust

        In connection with the Company's initial public offering completed in April 2002, the Company entered into an amended stockholders agreement with its two largest stockholders, Net Realty Holding Trust and Prudential, pursuant to which, among other things, the Company agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust will have the right to designate four members of our board of directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust's designees will be required to resign from our board of directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors. As of March 7, 2003, Net Realty Holding Trust owned approximately 43% of our outstanding common stock and has designated Messrs. Barry, Laughton, Vaughn and Walsh as its designees on our board of directors.

        These four designees of Net Realty Holding Trust are also members of the Board of Trustees of NETT. NETT is a Taft-Hartley Pension Fund managed by a board of eight trustees, half of whom are members of the International Brotherhood of Teamsters, or the Teamsters, and the other half of whom are executives from industries that employ Teamsters in their businesses. Together, the Board of Trustees manages NETT's assets.

        In January 2002, the U.S. Department of Justice brought criminal proceedings against George Cashman, President of the local Massachusetts branch of the Teamsters, and several other individuals alleging that Mr. Cashman and these other individuals caused health benefits to be provided by the Teamsters to several individuals who were not members of the Teamsters. In addition, in March 2003, the U.S. Department of Justice brought additional criminal proceedings against Mr. Cashman and other individuals alleging that Mr. Cashman and these individuals extorted $100,000 from a Massachusetts health care company to settle an employee pension dispute. Mr. Cashman, who is a member of the Board of Trustees of NETT, was a member of our board of directors from our formation in July 1999 until he resigned from our board in February 2002.

Committees of the Board of Directors

Audit Committee

        Our board of directors has established an audit committee, which makes recommendations regarding the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The board of directors has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. A copy of this charter is attached to this Proxy Statement as Exhibit A.

        From January 1, 2002 until April 29, 2002, the members of our audit committee were Joseph L. Barry, Robert M. Falzon and William M. Vaughn, III. Upon completion of our initial public offering on April 29, 2002, the members of our audit committee became Robert J. Watson, who has served as chairman, Joseph L. Barry, Robert M. Falzon, Kenneth K. Quigley, Jr. and William M. Vaughn. The Audit Committee met four times during 2002. All of the members of the Audit Committee are independent of the Company (as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's current listing standards).

Compensation Committee

        Our board of directors has also established a compensation committee to establish compensation levels for our executive officers, to administer our equity incentive plan and to implement our incentive programs. From January 1, 2002 until April 29, 2002, the members of our compensation committee were Bernard M. Cammarata, Robert M. Falzon, David W. Laughton and Thomas C. Prendergast. Upon completion of our initial public offering on April 29, 2002, the members of our compensation committee became Bernard M. Cammarata, who has served as chairman, David W. Laughton, Kenneth K. Quigley, Jr. and Robert J. Watson. Each of Messrs. Laughton, Quigley and Watson is a "non-employee director" (as that term is defined in the rules and regulations of the SEC). The Compensation Committee met four times in 2002.

Nominating Committee

        Our board of directors has also established a nominating committee, which is responsible for making recommendations to our board concerning nominees to serve as members of our board. During 2002, the members of our nominating committee were Richard C. Garrison, who has served as chairman, Bernard M. Cammarata, Robert M. Falzon, Thomas C. Prendergast, William M. Vaughn and Paul V. Walsh. The Nominating Committee did not meet in 2002. The Nominating Committee is to consider director nominees recommended by the board of directors and stockholders. Pursuant to Article II, Section 2 of the Company's By-Laws, a stockholder wishing to nominate a candidate must file a written notice of the nomination with the Secretary of the Company not less than ninety days nor more than one hundred and fifty days prior to the election of directors. When submitting a recommendation to the Secretary, the stockholder must include biographical information about the candidate, together with a statement of the candidate's qualifications and other information supporting the recommendation. If it is determined that the candidate has no conflicts of interest or directorships with other companies that would disqualify the candidate from serving as a director of the Company, the candidate's name will be presented to the nominating committee for consideration.

        During 2002, our board of directors held eight meetings (including telephonic meetings) and took action by unanimous written consent two times. None of the directors who served as a Director attended during his period of service fewer than 75% of the aggregate of the total number of meetings of the board of directors and of any meetings of committees on which he served during that period of service.

Management Committee

Acquisitions Committee

        Our board of directors has also established an acquisitions committee, consisting of three of our executive officers, Thomas Prendergast, our Chairman, President and Chief Executive Officer, Gary Widett, our Senior Vice President and Chief Operating Officer, and David Gaw, our Senior Vice President, Chief Financial Officer and Treasurer, who are authorized to approve purchase, sale, mortgage and other actions, individually and collectively up to $35 million, by us with respect to real estate without the approval of our full board.

Compensation of Directors

        Those of our directors who are also our employees or who are members of the Board of Trustees of NETT are not entitled to compensation for their service as directors. Our other directors receive an annual retainer of $25,000, as well as $1,000 for each board meeting attended in person, $750 for each telephonic board meeting attended and $1,000 for each board committee meeting attended. In addition, these directors receive, upon initial election to our board, an option to purchase 5,000 shares of our common stock, and annually each year after their initial election, receive an option to purchase 5,000 shares of our common stock.

Audit Committee Report

        On July 23, 2002, our board of directors adopted a written charter for the Audit Committee. As required by the charter, the Audit Committee in fulfilling its oversight responsibilities regarding the audit process:

  •
  reviewed and discussed the fiscal year 2002 audited financial statements with management;

  •
  discussed with the Company's independent auditors, KPMG LLP, the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

  •
  reviewed the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

        Based upon the review and discussions referred to above, the Audit Committee's review of management's representations, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2002, be included in the Company's Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

        Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the year 2002 and the reviews of the financial statements included in the Company's Form 10-Qs for the year 2002 were $215,000.

        Audit-Related Fees.    KPMG LLP billed $337,701 in audit-related fees for 2002. Audit-related fees were primarily for the following services: (i) services performed in connection with the Company's initial public offering, and (ii) subsidiary and 401(k) financial statement audits.

        Tax Fees.    The aggregate fees billed by KPMG LLP for tax services were $175,900 for 2002. Those fees were for tax compliance services, tax consultations and tax planning services.

        All Other Fees.    There were no other fees billed by KPMG LLP for the year 2002 for services other than those described above.

        The Audit Committee is comprised of five directors, all of whom are considered "independent" (as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's current listing standards).

        The Audit Committee has considered whether the non-audit services provided are compatible with maintaining the auditor's independence.

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those acts.

        The foregoing report has been furnished by the current members of the Audit Committee.

        Robert J. Watson, Chairman, Joseph L. Barry, Robert M. Falzon, Kenneth K. Quigley, Jr. and William M. Vaughn, III.

Compensation Committee Report

        Committee Responsibilities.    The responsibilities of the Compensation Committee include:

  •
  reviewing the performance of the Chief Executive Officer and the other executive officers of the Company on at least an annual basis;

  •
  establishing the cash and equity-based compensation and benefits to be provided to the executive officers of the Company;

  •
  issuing and administering awards under the Company's equity incentive plan;

  •
  informally reviewing, to the extent available, information with respect to the compensation paid to executive officers of comparable equity real estate investment trusts and comparing this information with the overall compensation paid to the Company's executive officers;

  •
  recommending compensation for the members of the board of directors for their services as Directors; and

  •
  reporting periodically to the full board with respect to the foregoing.

        To assist the Compensation Committee in its responsibilities, the Compensation Committee has engaged FPL Associates, Inc., a management compensation consulting firm, to review and make recommendations with respect to the compensation programs of the Company.

        Compensation Philosophy for Executive Officers.    The Compensation Committee's executive compensation philosophy is to align the interests of key executives with the interests of stockholders by developing appropriate compensation measures for its executives. The Compensation Committee believes that components of the total compensation package for senior executives should include

  (i)
  a base salary designated to compensate management near the 75th percentile of the Company's competitive market in order to effectively recruit and retain key personnel;

  (ii)
  an annual incentive bonus, the amount of which will depend upon the success of the Company and of the executives' involvement in achieving specified objectives; and

  (iii)
  a long-term performance incentive designed to (a) align the interests of management with the interests of stockholders, (b) deliver competitive levels of compensation to management contingent upon performance, and (c) motivate and focus management on the long-term growth and success of the Company.

        For 2002, the compensation of the Company's Chief Executive Officer and other executive officers was comprised of (i) an annual base salary, (ii) an annual incentive cash bonus, and (iii) long-term performance incentives in the form of grants of shares of restricted stock and nonqualified stock options made as of March 3, 2003 under the Company's equity incentive plan described below under "Long-Term Incentive Program."

        Base Salary.    In order to compete for and retain talented executives who are critical to the Company's long-term success, the Compensation Committee has determined that the base salaries of executive officers should approximate those of executives of equity REITs which compete with the Company for employees, investors and tenants while also taking into account the executive officers' performance and tenure. The Compensation Committee reviews base salaries annually and, if appropriate, modifies such salaries to reflect recent market practices and performance. The increase in base salary for 2002 over 2001 for Mr. Thomas Prendergast reflected in the summary compensation table below reflects modifications made by the Compensation Committee in July 2002. In November 2002, the Compensation Committee made modifications to the 2003 base salaries of the other executive officers named in the summary compensation table.

        Annual Incentive Bonus.    In order to motivate key executives to achieve annual strategic business goals, the Compensation Committee believes executives should receive annual incentive bonuses for their contributions in achieving these goals. In particular, the Compensation Committee seeks to provide key executives with a total compensation package that is competitive with comparable equity REITs when, among other things, the Company's per share Funds From Operations ("FFO") and "same store net operating income" ("NOI") grow. During each fiscal year, the Compensation Committee, in consultation with the Chief Executive Officer, establishes for each executive a range of incentive bonus opportunities, stated as percentages of that executive's base salary, which the executive is entitled to receive based in part upon that executive's position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year. In general, the threshold, target and maximum amounts of the annual bonus are set at 40%, 100% and 160% of annual base salary in the case of the Chief Executive Officer and from 20% to 80% of annual base salary in the event of each other executive officer.

        In accordance with the incentive award program, the Chief Executive Officer and the Compensation Committee set as the corporate performance measures for 2002 (i) growth in FFO per share (as adjusted to reflect completion of the initial public offering and related transactions), representing 75% of corporate performance, and (ii) growth in same store NOI, representing 25% of corporate performance. In order to achieve the maximum incentive bonus allocated to corporate performance, the Company's FFO per share (as adjusted to reflect completion of the initial public offering and related transactions) had to increase by 6% and its same store NOI had to increase by 1%. The Company's actual growth in FFO per share in 2002 (as adjusted to reflect completion of the initial public offering and related transactions) was 8.5% and its growth in same store NOI was 3.1%.

        Based upon these achievements and the recommendation of the Chief Executive Officer, the Compensation Committee determined each senior executive was entitled to substantially the maximum incentive bonus allocated to individual performance. As a result of the above analysis, the Compensation Committee, in consultation with the Chief Executive Officer in the case of all officers other than himself, awarded to the named executive officers the following cash bonuses for 2002: $936,000 to Mr. Thomas Prendergast, $240,000 to Mr. Widett, $200,000 to Mr. Gaw, $120,000 to Mr. Robert Prendergast, and $120,000 to Mr. Rodenstein.

        Long-Term Incentive Program.    The Compensation Committee has determined that the Company's long-term incentive program would consist of the grant of shares of restricted stock and nonqualified stock options under the Company's equity incentive plan at the beginning of each year for prior year performance to senior executives of the Company, the exact numbers of which will vary, depending on the position and salary of the executive and the Company's success in delivering annual total stockholder returns that meet threshold, target or maximum returns established by the Compensation Committee. Awards of stock options vest ratably over three years and have exercise prices equal to the fair market value of the common stock on the date of grant. Awards of restricted stock are subject to transfer restrictions and risk of forfeiture that terminate ratably over three years.

        In addition to the performance based grants of options and restricted stock, the board of directors made two additional special awards of options and shares in 2002. In April 2002, in connection with the completion of the Company's initial public offering, the board of directors approved special grants of options to purchase shares of our common stock to the executive officers named in the summary compensation table and other executive officers. These stock options vest ratably over a five year period and the exercise price of these options was equal to the initial public offering price, or $25.00 per share. As part of these grants, Mr. Thomas Prendergast was awarded an option to purchase 250,000 shares of common stock, Mr. Widett was awarded an option to purchase 50,000 shares of common stock, Mr. Gaw was awarded an option to purchase 50,000 shares of common stock, Mr. Robert Prendergast was awarded an option to purchase 25,000 shares of common stock and Mr. Rodenstein was awarded an option to purchase 10,000 shares of common stock.

        In connection with the initial public offering, all stock options previously granted to the Company's officers accelerated and all restrictions and forfeiture provisions with respect to shares of restricted stock previously issued to the Company's officers terminated. Set forth in the table below is information with respect to options that vested and shares of restricted stock that accelerated in connection with the initial public offering with respect to the executive officers named in the summary compensation table.

Name	Accelerated Options	Accelerated Restricted Shares
Thomas C. Prendergast	606,667	121,599
Gary Widett	157,000	31,653
David G. Gaw	90,000	14,000
Robert Prendergast	52,733	7,320
Barry Rodenstein	40,000	3,000

        In July 2002, as part of the amendment to Mr. Thomas Prendergast's employment agreement, the board of directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company, including Mr. Thomas Prendergast. The Company issued the first installment of 155,000 shares in July 2002, of which, Mr. Thomas Prendergast received 120,000 shares, Mr. Widett receive 20,000 shares, Mr. Gaw received 10,000 shares, Mr. Robert Prendergast received 1,000 shares and Mr. Rodenstein received 1,000 shares. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003.

        In March 2003, the second installment of 155,000 shares was issued, of which, Mr. Thomas Prendergast received 120,000 shares, Mr. Widett receive 20,000 shares, Mr. Gaw received 10,000 shares, Mr. Robert Prendergast received 1,000 shares and Mr. Rodenstein received 1,000 shares. Upon issuance, these shares are subject to risk of forfeiture and transfer restrictions, which will terminate in March 2004, subject to continued employment. The remaining installments of these special share grants are expected to be issued ratably over a three-year period beginning in 2004, subject to the satisfaction of certain performance milestones and other conditions during the three-year period. Upon issuance, the remaining installments will also be subject to risk of forfeiture and transfer restrictions, which will terminate upon the first anniversary of the date of each installment, subject to continued employment.

        Compensation of Chief Executive Officer.    The Compensation Committee believes that Thomas Prendergast played a critical role in the Company's achieving its objectives for 2002 and performing well in difficult market conditions. Consistent with this view, in July 2002, the Compensation Committee recommended to the board of directors, and the board adopted, an amendment to Mr. Prendergast's employment agreement which, among other things, increased his base salary to $585,000 and increased the bonus opportunity to the percentages described above. Pursuant to this amendment, and in accordance with the goals and formulas established under the Compensation Committee's compensation programs, the Compensation Committee awarded Mr. Prendergast the maximum cash bonus of $936,000 for 2002. In addition, Mr. Prendergast was awarded 60,000 shares of restricted stock and 140,000 stock options under the Company's equity incentive plan. In addition, pursuant to his employment agreement, the Company also reimbursed Mr. Prendergast with respect to the payment of taxes on behalf of Mr. Prendergast in connection with the issuance and acceleration of restricted shares of common stock in 2002 and with respect to insurance premiums paid on his behalf during 2002. For 2002, this reimbursement amounted to $2,456,479.

        Federal Tax Regulations.    The Compensation Committee has considered the application of Section 162(m) of the Internal Revenue Code to the Company's compensation practices. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based compensation.

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those acts.

        The foregoing report has been furnished by the current members of the Compensation Committee.

        Bernard M. Cammarata, Chairman, David W. Laughton, Kenneth K. Quigley, Jr. and Robert J. Watson.

Audit and Compensation Committee Interlocks and Insider Participation

        From and after the date of completion of the Company's initial public offering, no member of the Audit Committee or Compensation Committee was an officer, former officer or employee of the Company.

PROPOSAL NUMBER TWO—AMENDMENT TO EQUITY INCENTIVE PLAN

Introduction

        On December 13, 2002, our board of directors voted to amend the Company's Amended and Restated 2000 Equity Incentive Plan to increase the number of authorized shares of our common stock available for issuance under the plan. The amendment to the plan would authorize the Company to issue up to 5,700,000 (or an additional 1,900,000) shares of common stock pursuant to various stock incentive awards under the plan. In addition, the board of directors also voted to amend the plan to increase the sub-limit with respect to the awards of restricted stock, performance shares, performance units and stock grants under the plan from 1,200,000 shares to 1,900,000. The plan was originally adopted by the board of directors as of January 1, 2000, and as amended and restated, was adopted by the board of directors on March 11, 2002 and approved by our stockholders on April 4, 2002.

Material Features of the Plan

        The following description of certain features of the equity incentive plan, as amended, is intended to be a summary only. Except for the numbers of shares subject to the plan and the sublimit for awards of restricted stock, performance shares, performance units and stock grants, the amendments for which stockholder approval is sought make no changes in the plan as previously in effect. The essential features of the Plan are outlined below.

        Purpose.    The plan is intended to encourage ownership of common stock by employees and directors of the Company to provide additional incentives for them to promote the success of the Company's business.

        Administration.    The plan is administered by the Compensation Committee of the board of directors. Subject to the provisions of the plan, the Compensation Committee has discretion to determine the employee or director to receive an award, the form of award and any acceleration or extension of an award. Furthermore, the Compensation Committee has complete authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the plan.

        Eligibility.    Awards may be granted to any employee of the Company or to a non-employee member of the board of directors. No more than 1,200,000 shares of common stock may currently be issued pursuant to or subject at any time to outstanding awards of restricted stock, performance shares, performance units or stock grants. No more than 400,000 shares of common stock may be covered by options granted to any one person in any one year.

        Shares Subject to the Plan.    The shares issued or to be issued under the plan are shares of our common stock. A maximum of 3,600,000 shares of common stock have currently been reserved for issuance pursuant to the plan.

        Types of Awards.    Awards under the plan include incentive stock options, nonstatutory stock options, restricted stock, stock appreciation rights and stock grants.

        Nonstatutory stock options and incentive stock options (which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended are rights to purchase our common stock. Each stock option is to be evidenced by an instrument in a form as the Compensation Committee prescribes and is to specify (i) the exercise price, (ii) the number of shares of common stock subject to the stock option and (iii) those other terms and conditions, including, but not limited to, the method of exercise and any restrictions upon the stock option or the common stock issuable upon exercise of the stock option, as the Compensation Committee, in its discretion, may establish.

        A stock option may be immediately exercisable or become exercisable in installments, cumulative or non-cumulative, as the Compensation Committee may determine. A stock option may be exercised by the participant giving written notice to the Company, accompanied by payment of an amount equal to the exercise price of the shares to be purchased. The purchase price may be paid by cash, check or, to the extent not prohibited by applicable law and subject to those conditions, if any, as the Compensation Committee may deem necessary or desirable, by delivery to the Company of shares of common stock, the participant's executed promissory note, or through and under the terms and conditions of any formal cashless exercise program authorized by the Company.

        Unless the Compensation Committee provides otherwise with respect to any stock option, if the participant's employment or other association with the Company ends for any reason, any outstanding stock option of the participant will cease to be exercisable in any respect not later than 90 days following that event and, for the period it remains exercisable following that event, is to be exercisable only to the extent exercisable at the date of that event. No stock option will be exercisable after the tenth anniversary of the date it is granted, however.

        Incentive stock options may be granted only to eligible employees of the Company and must have an exercise price of not less than 100% of the fair market value of the common stock on the date of grant (110% for incentive stock options granted to any 10% stockholder of the Company). Nonstatutory stock options must have an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Stock options must have a term of not more than ten years (five years in the case of an incentive stock option granted to any 10% stockholder of the Company). In the case of an incentive stock option, the amount of the aggregate fair market value of common stock (determined at the time of grant) with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all such plans of his employer corporation and its parent and subsidiary corporations) must not exceed $100,000.

        Awards of restricted stock are grants or sales of common stock which are subject to a risk of forfeiture. Each award of restricted stock is to be evidenced by an instrument in a form as the Compensation Committee prescribes, which instrument will specify (i) the number of shares of common stock to be issued to a participant pursuant to the award and the extent, if any, to which they are to be issued in exchange for cash, other property or services or any combination thereof, and (ii) those other terms and conditions as the Compensation Committee, in its discretion, may establish. Unless the Compensation Committee provides otherwise for any award of restricted stock, upon termination of a participant's employment or other association with the Company for any reason during the restriction period, all shares of restricted stock still subject to risk of forfeiture will be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the award agreement.

        Stock appreciation rights are rights to receive (without payment to the Company) cash, property or other forms of payment, or any combination thereof, as determined by the Compensation Committee, based on the increase in the value of the number of shares of common stock specified in the stock appreciation right. Each award of a stock appreciation right is to be evidenced by an instrument in a form as the Compensation Committee may prescribe, which instrument will specify (i) a "hurdle" price in an amount determined by the Compensation Committee, (ii) the number of shares of common stock subject to the award, and (iii) those other terms and conditions as the Compensation Committee, in its discretion, may establish. A stock appreciation right may be exercised in accordance with a written instrument and at such time or times and in such installments as the Compensation Committee may establish.

        A stock grant is a grant of shares of common stock not subject to restrictions or other forfeiture conditions.

        Transferability.    Except as otherwise provided in the plan, stock options and stock appreciation rights are not transferable, and no stock option, stock appreciation right may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a participant's rights in any stock option or stock appreciation right may be exercised during the life of the participant only by the participant or the participant's legal representative.

        Effect of Significant Corporate Event.    In the event of any change in the outstanding shares of common stock through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of common stock, an appropriate and proportionate adjustment will be made in—

  (i)
  the maximum numbers and kinds of shares subject to the plan and the plan limits,

  (ii)
  the numbers and kinds of shares or other securities subject to the then outstanding awards,

  (iii)
  the exercise or hurdle price for each share or other unit of any other securities subject to then outstanding stock options or stock appreciation rights (without change in the aggregate purchase or hurdle price as to which stock options or stock appreciation rights remain exercisable), and

  (iv)
  the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a Company repurchase right.

        Summary of Tax Consequences.    The following is a brief and general discussion of the federal income tax rules applicable to awards granted under the plan.

          Nonstatutory stock options.    There are no Federal income tax consequences to the Company or the participants upon grant of nonstatutory stock options. Upon the exercise of such an option, (i) the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the common stock acquired upon the exercise of the option exceeds the exercise price, if any, and (ii) the Company will receive a corresponding deduction. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.

          Incentive stock options.    Except as noted at the end of this paragraph, there are no Federal income tax consequences to the Company or the participant upon grant or exercise of an incentive stock option. If the participant holds shares of common stock purchased pursuant to the exercise of an incentive stock option for at least two years after the date the option was granted and at least one year after the exercise of the option, the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to the Company. If the participant sells the shares of common stock within two years after the date an incentive stock option is granted or within one year after the exercise of an option, the participant will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the option exercise price, and the Company will be entitled to an equivalent deduction, and any additional gain or loss will be a capital gain or loss. Some participants may have to pay alternative minimum tax in connection with exercise of an incentive stock option.

          Restricted stock.    A participant will generally recognize ordinary income on receipt of an award of restricted stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the common stock acquired exceeds the price he or she has paid for it, if any. Recipients of restricted stock may, however, within 30 days of receiving an award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an "83(b) election." If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock.

          Stock appreciation rights.    A participant will generally recognize ordinary income on receipt of cash or other property pursuant to an award of stock appreciation rights.

          Stock grants.    A participant will generally recognize ordinary income on receipt of a stock grant equal to the value of the common stock subject to the stock grant.

          With respect to awards of restricted stock, stock appreciation rights and stock grants, whenever a participant is required to report compensation income, the Company will be entitled to deduct the same amount in computing its taxable income.

        Although the foregoing summarizes the essential features of the plan, it is qualified in its entirety by reference to the full text of the plan as approved.

        Proposed Amendments to the Plan.    Under the terms of the plan, the aggregate number of shares which may be issued may not exceed 3,600,000, subject to certain adjustments. The board of directors recommends the amendment to the plan to increase the number of shares available for issuance under the plan to 5,700,000 shares. In addition, the board of directors also recommends the amendment to the plan to increase the sublimit with respect to the awards of restricted stock, performance shares, performance units and stock grants under the plan from 1,200,000 shares to 1,900,000. As of the record date for the Annual Meeting, options to purchase an aggregate of 2,705,427 shares of common stock had been granted under the plan and 695,732 shares of common stock had been issued under the plan in the form of restricted stock awards.

        The board of directors believes that increasing the number of shares available for issuance under the plan is necessary in order for the Compensation Committee to have sufficient flexibility to carry out its responsibilities to (i) further the growth, development and financial success of the Company by providing additional incentives to its executives and (ii) enable the Company to obtain and retain the services of the type of executives considered essential to the long-range success of the Company.

        The benefits or amounts received by or allocated to each of (i) the officers listed in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all directors of the Company who are not executive officers of the Company as a group, (iv) all present executive officers of the Company as a group, and (v) all employees of the Company, including all other current officers, as a group are not determinable.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants or rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected column(a))
Equity compensation plans approved by security holders	3,401,159	(1)	$24.87	(2)	198,841
Equity compensation plans not approved by security holders	—		—		—

Total	3,401,159		$24.87		198,841

(1)
Of the 3,401,159 shares to be issued upon exercise of outstanding options, warrants or rights, (a) 2,705,427 shares are subject to outstanding stock options and (b) 695,732 shares had been issued as restricted stock awards.

(2)
Computed only with respect to outstanding stock options. Restricted stock awards under the plan are issued without an exercise price.

Recommendation of the Board of Directors.

        The board of directors believes that it is in the best interest of the Company to align the interests of the executive officers of the Company more closely with those of the stockholders in order to provide a greater incentive to such persons to maximize stockholder value. Assuming a quorum is present, the amendments must be approved by a majority of the votes cast on the proposal to be approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE PLAN.

EXECUTIVE COMPENSATION

Executive Officers

        Thomas C. Prendergast, age 53, has served as our Chairman, President and Chief Executive Officer since our formation in July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast joined NETT's real estate company in 1974 as a leasing agent and became Vice President and Director of Leasing in 1978. Mr. Prendergast is the brother of Robert Prendergast, our Vice President, Property Management and Construction.

        Gary Widett, Esq., age 53, joined us as Senior Vice President and Chief Operating Officer in July 1999. From 1978 until July 1999, Mr. Widett was in private practice as an attorney in Natick, Massachusetts. He has over 25 years experience in real estate development, acquisitions and management. While practicing law, he concentrated on zoning, permitting, tax abatement, leasing, commercial lending and other real estate related areas.

        David G. Gaw, age 51, became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Gaw was previously Senior Vice President and Chief Financial Officer of Boston Properties, Inc., a publicly-traded office REIT. While at Boston Properties, Mr. Gaw oversaw the accounting, control and financial management department. He joined Boston Properties in 1982 and was responsible for its financial operations until October 2000, including administering Boston Properties' financing and banking relationships.

        Robert Prendergast, age 43, joined us as Vice President, Property Management and Construction in October 1999. Previously, he was an Asset Manager for Urban Retail Properties/Overseas Management, Inc., a publicly-traded retail REIT in Chicago, from 1990 until July 1999. Mr. Prendergast has over 18 years experience in the management and construction of retail properties. Mr. Prendergast is the brother of Thomas Prendergast, our President and Chief Executive Officer.

        Barry Rodenstein, age 42, became our Vice President, Leasing in July 2001. Prior to that time, Mr. Rodenstein was with Trammell Crow Company, a nationwide real estate company, with whom he was employed from 1988 until 2001. While at Trammell Crow Company, he was responsible for overseeing its New England Retail Services Division. His responsibilities included project leasing, tenant representation, property management, land acquisitions, urban/specialty retail, investment sales, development and construction.

        Patrick O'Sullivan, age 35, has been our Vice President, Finance & Accounting since our formation in July 1999. Prior to that time, he was Director of Finance at NETT's real estate company, which he joined in 1998. Previously, from 1990 to 1998, he was at KPMG Peat Marwick LLP (n/k/a KPMG LLP), where he was a senior manager from 1996 to 1998.

        Louis C. Zicht, Esq., age 53, has served as our Vice President and General Counsel since our formation in July 1999. Prior to that time, he was General Counsel of NETT's real estate company, which he joined in 1974, and in 1980, he also assumed the title of Vice President. He has over 27 years of experience overseeing all legal aspects of our (and our predecessor's) acquisitions, dispositions, litigation and all major lease transactions.

        MaryKate Herron, age 44, became our Vice President, Lease Management in September 2000. Prior to joining us, Ms. Herron was with WellsPark Group/New England Development as Vice President of Tenant Relations, where she was involved in property revenue enhancement, tenant workouts, collections and retail sales reporting for 37 regional malls. Prior to her role in tenant relations, she was Vice President of Lease Administration and was responsible for coordinating all income budgeting, streamlining procedures, improving recoveries and cash flow, and establishing portfolio benchmarks. Ms. Herron was with New England Development for 15 years.

        Bruce Anderson, age 53, became our Vice President, Acquisitions in April 2002. Prior to that time, Mr. Anderson was previously Senior Vice President of Acquisitions and Development of Konover Property Trust, Inc., a publicly-traded community shopping center REIT in Raleigh, North Carolina from 1997 until March 2001. While at Konover, Mr. Anderson was responsible for all shopping center acquisitions, property sales and retail development and re-development. Mr. Anderson has 25 years experience in shopping center acquisitions, dispositions, development, asset and property management, brokerage and leasing.

Compensation Tables

        The following table sets forth the compensation paid or accrued in 2002, to our Chief Executive Officer and our four other most highly compensated executive officers.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Securities Underlying Options (#)(1)
	Year	Salary ($)		Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)(1)(3)	All Other Compensation ($)
Thomas Prendergast President and Chief Executive Officer	2002 2001	$585,000 500,000	(4)	$936,000 500,000	$2,456,279 1,000,800	390,000 140,000	$4,299,600 1,500,000	$1,138,100 718,793	(5) (6)
Gary Widett Senior Vice President and Chief Operating Officer	2002 2001	300,000 300,000		240,000 240,000	105,537 59,376	130,000 80,000	911,480 450,000	201,542 147,033	(7) (8)
David Gaw (9) Senior Vice President and Chief Financial Officer	2002 2001	250,000 250,000		200,000 200,000	— —	110,000 90,000	577,540 350,000	14,000 3,500	(10) (11)
Robert Prendergast Vice President, Property Management and Construction	2002 2001	200,000 200,000		120,000 120,000	— —	50,000 30,000	169,810 100,000	13,148 12,679	(12) (13)
Barry Rodenstein (14) Vice President, Leasing	2002 2001	200,000 200,000		120,000 80,000	— —	40,000 40,000	145,450 75,000	12,600 2,200	(15) (16)

(1)
Cash and non-cash bonuses, option grants and restricted share grants are reported in the year in which the compensation service was performed, even if the bonuses, options grants or restricted shares were paid, granted or issued in a subsequent year.
(2)
Represents amounts reimbursed by us with respect to the payment of taxes on behalf of these individuals in connection with the vesting of restricted shares of common stock previously issued to these individuals and with respect to insurance premiums paid on their behalf during 2001 and 2002. For 2002 specifically, the Company reimbursed Mr. Prendergast $1,581,638 with respect to the payment of taxes on his behalf in connection with the acceleration of vesting of restricted shares as a result of of the Company's initial public offering.
(3)
Represents the dollar value of restricted stock awards, calculated by multiplying the fair market value of the Company's common stock on the date of grant (which, for 2001, was $25.00 per share and which, for 2002, was the closing market price of Company common stock on the date of grant) by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. With respect to the 2001 restricted stock awards, all contractual restrictions on transfer and forfeiture provisions terminated upon completion of the Company's initial public offering in April 2002. With respect to the 2002 restricted stock awards, the contractual restrictions on transfer and forfeiture provisions lapse ratably over periods ranging from one to five years. In the event of a change in control, under the terms of the restricted share agreements, all unvested restricted share awards would become immediately vested. These shares are forfeitable to us upon termination of employment and are subject to restrictions on transfer. Upon grant, the recipient has full voting and dividend rights with respect to all shares granted

  As of December 31, 2002, each of the executive officers named in the summary compensation table held the following aggregate number of shares of restricted common stock—

Name	Total Number of Restricted Shares Held	Value at December 31, 2002
Thomas C. Prendergast	120,000	$2,996,400
Gary Widett	20,000	499,400
David G. Gaw	10,000	249,700
Robert Prendergast	1,000	24,970
Barry Rodenstein	1,000	24,970

  The foregoing table does not include shares of restricted stock issued in March 2003 relating to 2002 performance shown in the summary compensation table above. In addition, the forfeiture provisions and transfer restrictions with respect to the restricted shares reflected in the table above terminated on March 1, 2003.

(4)
From January 1, 2002 until July 2002, Mr. Prendergast's base salary was $500,000. In July 2002, Mr. Prenergast's base salary was increased to $585,000.
(5)
Includes for 2002 (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $6,658 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf and (e) $1,085,267 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast's benefit.
(6)
Includes for 2001 (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $6,155 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf and (e) $667,663 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast's benefit.
(7)
Includes for 2002 (a) $11,826 in insurance premiums paid by us for a life insurance policy in favor of Mr. Widett, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Widett's behalf, (c) $3,440 in compensation associated with a company car provided on Mr. Widett's behalf, and (d) $178,276 accrued by us under the SERP we established for Mr. Widett's benefit.
(8)
Includes for 2001 (a) $11,826 in insurance premiums paid by us for a life insurance policy in favor of Mr. Widett, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Widett's behalf, (c) $4,012 in compensation associated with a company car provided on Mr. Widett's behalf, and (d) $124,395 accrued by us under the SERP we established for Mr. Widett's benefit.
(9)
Mr. Gaw became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001.
(10)
Includes for 2002 (a) $6,000 in auto expenses paid on Mr. Gaw's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Gaw's behalf.
(11)
Represents $3,500 in auto expenses paid on Mr. Gaw's behalf in 2001.
(12)
Includes for 2002 (a) $5,148 in compensation associated with a company car provided on Mr. Prendergast's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(13)
Includes for 2001 (a) $5,879 in compensation associated with a company car provided on Mr. Prendergast's behalf and (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.
(14)
Mr. Rodenstein became our Vice President, Leasing in July 2001.
(15)
Includes for 2002 (a) $4,600 in auto expenses paid on Mr. Rodenstein's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.
(16)
Represents auto expenses paid on Mr. Rodenstein's behalf in 2001.

Supplemental Executive Retirement Plan

        Effective January 2000, we adopted a non-qualified supplemental executive retirement plan, or SERP. Messrs. Thomas Prendergast and Widett are eligible to participate in the SERP as part of their total compensation package. Benefits payable under the SERP are based upon a percentage of each participant's average annual compensation, including base salary and bonus for the three calendar years of the last ten years of his employment with us and our predecessor, NETT's real estate company, which produce the highest average amount (or the annualized average of that compensation for the participant's actual period of employment, if less than three calendar years). Participants may begin to receive payments under the SERP following their 60th birthday, in the case of Mr. Prendergast, and 65th birthday, in the case of Mr. Widett. Benefits under the SERP will terminate upon the participant's death. At the election of the participant, made not later than 30 days after termination of employment, payment of the SERP benefit which has vested with respect to that participant will commence at any time selected by the participant after he has terminated employment with us. If the election to receive that SERP benefit is made prior to the participant's 65th birthday, the SERP payment will be actuarially reduced.

        Under Mr. Prendergast's employment agreement, the SERP benefit to which he is entitled will be equal to 50% of his highest three-year average annual compensation of the last ten years, subject to reduction under certain circumstances. Benefits earned under the SERP vested 50% upon adoption of the SERP and Mr. Prendergast becomes additionally vested at 6.25% per year as of the end of each calendar year commencing December 31, 1999 that he continues to be our employee. Mr. Prendergast will become 100% vested in his SERP upon the effective date of a change of control.

        Under the SERP, the benefit to which Mr. Widett is entitled will be equal to 40% of his highest three-year average annual compensation, subject to reduction under certain circumstances. Benefits earned under the SERP vest ratably over ten years beginning in July 1999.

        The following table shows estimated annual retirement benefits payable to Mr. Thomas Prendergast in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

	Service (in years)
Average Annual Compensation
	3	5	10 or More
$ 500,000	$67,322	$117,322	$242,322
750,000	104,822	179,822	367,322
1,000,000	142,322	242,322	492,322
1,250,000	179,822	304,822	617,322
1,500,000	217,322	367,322	742,322
1,750,000	254,822	429,822	867,322
2,000,000	292,322	492,322	992,322
2,250,000	329,822	554,822	1,117,322
2,500,000	367,322	617,322	1,242,322

        Amounts are payable for life with a guaranteed period of ten years commencing at age the later of retirement or age 60.

        The following table shows estimated annual retirement benefits payable to Mr. Widett in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

	Service (in years)
Average Annual Compensation
	3	5	10 or More
$ 250,000	$20,778	$40,778	$90,778
500,000	50,778	90,778	190,778
750,000	80,778	140,778	290,778
1,000,000	110,778	190,778	390,778
1,250,000	140,778	240,778	490,778
1,500,000	170,778	290,778	590,778
1,750,000	200,778	340,778	690,778
2,000,000	230,778	390,778	790,778
2,250,000	260,778	440,778	890,778
2,500,000	290,778	490,778	990,778

        Amounts payable for life with a guaranteed period of ten years commencing at age the later of retirement or age 65.

Stock Option Grants

        The following table contains information concerning options granted relating to 2002 performance to each of the executive officers named in the summary compensation table.

Option Grants

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees for 2002(1)
Name			Exercise Price Per Share(2)	Expiration Date
					5%	10%
Thomas Prendergast	250,000 140,000	35.02%	$25.00 24.36	April 2012 March 2013	$3,930,591 2,144,782	$9,960,890 5,435,299
Gary Widett	50,000 80,000	11.67%	25.00 24.36	April 2012 March 2013	786,118 1,225,590	1,992,178 3,105,885
David Gaw	50,000 60,000	9.88%	25.00 24.36	April 2012 March 2013	786,118 919,192	1,992,178 2,329,414
Robert Prendergast	25,000 25,000	4.49%	25.00 24.36	April 2012 March 2013	393,059 382,997	996,089 970,589
Barry Rodenstein	10,000 30,000	3.59%	25.00 24.36	April 2012 March 2013	157,224 459,596	398,436 1,164,707

(1)
Based on a total of 1,113,700 options to purchase shares of common stock related to 2002 performance.
(2)
The options with an exercise price of $25.00 per share were granted in April 2002 at an exercise price equal to the estimated fair market value of our common stock at the time of grant as determined in good faith by our board of directors. The options with an exercise price of $24.36 per share were granted in March 2003 at an exercise price equal to the closing price of the common stock on a recent date prior to the date of grant.

(3)
The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of our common stock on the date of the grant was equal to the option exercise price, that the value of the option appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares of common stock sold on the last day of its term for the appreciated stock price.

Option Exercises and Holdings

        The following table contains information concerning option holdings with respect to each of the executive officers named in the summary compensation table. None of these officers exercised any options during 2002.

	Option Values
	Number of Shares Underlying Unexercised Options		Value of Unexercised In-the-Money Options(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas C. Prendergast	640,000	390,000	$—	$85,400
Gary Widett	220,000	130,000	—	48,800
David G. Gaw	90,000	110,000	—	36,600
Robert Prendergast	69,000	50,000	—	15,250
Barry Rodenstein	40,000	40,000	—	18,300

(1)
Value is determined by subtracting the exercise price from $24.97, the price of the common stock on December 31, 2002, multiplied by the number of shares underlying the options.

Employment Agreements

        Mr. Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, has an employment agreement with us, which provides for a five-year term expiring in April 2007. Under his employment agreement, which was amended in July 2002, Mr. Prendergast receives an annual base salary of $585,000 and he is eligible for an incentive bonus based on performance objectives as established by our Compensation Committee. The threshold bonus amount may not be less than 40% of Mr. Prendergast's base salary and the maximum bonus amount payable to Mr. Prendergast is 160% of his base salary.

        In January 2000, Mr. Prendergast received an initial stock option grant of 400,000 shares and 75,000 shares of restricted stock under his employment agreement.

        In July 2002, as part of the amendment to Mr. Prendergast's employment agreement, the board of directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company, including Mr. Prendergast. The Company issued the first installment of 155,000 shares in July 2002, of which, Mr. Prendergast received 120,000 shares. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003.

        In March 2003, the second installment of 155,000 shares was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares are subject to risk of forfeiture and transfer restrictions, which will terminate in March 2004, subject to continued employment. The remaining installments of these special share grants are expected to be issued ratably over a three-year period beginning in 2004, subject to the satisfaction of certain performance milestones and other conditions during the three-year period. Upon issuance, the remaining installments will also be subject to risk of forfeiture and transfer restrictions, which will terminate upon the first anniversary of the date of each installment, subject to continued employment.

        Mr. Prendergast is also eligible to receive an annual stock option award of up to 140,000 options and an annual performance share award of up to 60,000 shares under our equity incentive plan based upon the achievement of management and performance objectives established by our compensation committee. Mr. Prendergast also participates in our employee benefit plans on a basis consistent with other executives of our company. As required by his employment agreement, we have established a supplemental executive retirement plan, or SERP, for Mr. Prendergast's benefit. We have also agreed to reimburse Mr. Prendergast for certain business, legal and tax preparation and financial planning expenses.

        Mr. Prendergast's employment may be terminated by us for "cause" in the event of:

  •
  the conviction of Mr. Prendergast of a felony,
  •
  the willful breach of duty of loyalty by Mr. Prendergast which is materially detrimental to us,
  •
  the willful failure of Mr. Prendergast to perform his duties or to follow the directives of our board, or
  •
  the gross negligence or willful misconduct of Mr. Prendergast in the performance of his duties.

        Mr. Prendergast may terminate his employment for "good reason," which includes:

  •
  a removal from or failure to re-elect Mr. Prendergast as President, Chief Executive Officer or a director of our company,
  •
  the assignment to Mr. Prendergast of duties, responsibilities or reporting requirements inconsistent with his positions as President and Chief Executive Officer or director,
  •
  a reduction in Mr. Prendergast's base salary,
  •
  our failure to maintain our incentive plans,
  •
  except as required by law, a material diminution in Mr. Prendergast's fringe benefits,
  •
  the requirement by us that our principal place of business be changed to a location outside the greater Boston area, or
  •
  any breach by us of his employment agreement.

        If Mr. Prendergast's employment is terminated without cause, for good reason or because of any disability, we must pay Mr. Prendergast his base salary for the longer of 12 months after the termination or the expiration of the term of the employment agreement. We must also pay him a portion of his incentive bonus. In addition, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our incentive plan will immediately vest. Mr. Prendergast will also be allowed to participate in our benefit plans during his severance period. If Mr. Prendergast's employment is terminated for cause, without good reason or because of death, Mr. Prendergast is entitled to his base salary through the date of termination. If Mr. Prendergast's employment terminates as a result of the completion of the term, we are required to pay Mr. Prendergast his base salary for 12 months after the date of termination.

        In the event of a change in control of our company during the term of Mr. Prendergast's employment agreement when the remainder of the term is less than three years, the term of Mr. Prendergast's employment agreement automatically extends for an additional three years. In addition, upon a change of control, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our equity incentive plan will immediately vest. In addition, to the extent that payments or benefits under Mr. Prendergast's employment agreement or other benefit plan will result in application of federal excise taxes on "excess parachute payments," we have agreed to provide a gross up payment to offset the excise tax liability.

        Mr. Prendergast's employment agreement prohibits Mr. Prendergast while he is employed with us and for one year after a termination of employment for cause or without good reason, from engaging, directly or indirectly, in any business in competition with us or employing or soliciting the employment of any individual employed by us at any time while Mr. Prendergast was also employed with us.

        Mr. Prendergast also has received tax offset payments from us under his employment agreement. The purpose of these payments is to reimburse Mr. Prendergast for the amount of applicable taxes such as federal, state, local and Medicare taxes he incurs with respect to his exercise of options and the grant, vesting or payment of any awards covered by his employment agreement. Mr. Prendergast has waived his right to receive any tax offset payments in connection with certain grants of stock options made in 2002 and the restricted share awards described in the third paragraph of this section.

Change in Control/Severance Agreements

        We have entered into Change in Control/Severance Agreements with each of Messrs. Widett, Gaw, Robert Prendergast and Rodenstein. These Change in Control/Severance Agreements provide for severance to be paid to each of these officers in the event that their employment with us is terminated by us other than for "cause" or by these individuals for "good reason," including following a change in control. In the event that the employment of any of these individuals with us is terminated under these circumstances following a change in control, these individuals are entitled to receive severance pay equal to two times (with respect to Messrs. Widett and Gaw) and one time (with respect to Messrs. Robert Prendergast and Rodenstein) the sum of their average base salary and their average bonus for each of the three most recently completed fiscal years. In the event that the employment of any of these individuals with us is terminated other than in connection with a change of control, under these circumstances, these individuals are entitled to receive severance pay equal to the sum of their average base salary and their average bonus for each of the three most recently completed fiscal years.

        In addition, under our equity incentive plan, upon a termination of employment in these circumstances, following a change in control, any restricted shares, annual performance shares and stock options granted to these individuals under our equity incentive plan will immediately vest and all restrictions on these shares will terminate. Under these agreements, these individuals are also entitled to receive a payment for benefits forfeited under our retirement plans as a result of the termination of their employment. These individuals are also entitled to receive tax offset payments from us to reimburse these individuals for the amount of excise taxes that may be incurred by these individuals in connection with the payment of the severance under these agreements and any other arrangements between these individuals and us. These agreements also contain confidentiality and noncompete provisions. Except as noted above, each of these agreements is substantially identical.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Net Realty Holding Trust and Affiliates

Boston Office Lease

        One of the properties which was contributed to us by Net Realty Holding Trust at the time of our formation in July 1999 was our headquarters building at 535 Boylston Street, Boston, Massachusetts. In 1974, NETT and Net Realty Holding Trust entered into a lease providing for the lease of 14,400 square feet of space in this office building to NETT for its Boston offices. This lease was assigned by Net Realty Holding Trust to us as part of our formation. The current term of this lease expires on March 31, 2005 and under this lease, NETT pays us $648,000 per year in rent.

131 Dartmouth Street Joint Venture

        In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a construction management arrangement we originally entered into with the new entity. We have entered into a property management agreement with this new entity pursuant to which we will manage the building in exchange for a management fee. We have no ongoing capital contribution requirements with respect to this project, which was completed in January 2003. We expect that the first tenants will begin occupying a portion of this office building in October 2003.

Transactions with Prudential and Affiliates

Initial Public Offering Advisory Fee

        In connection with the Company's initial public offering, we amended the advisory agreement we formerly had with an affiliate of Prudential with respect to the payment of an advisory fee in connection with our initial public offering. As amended, this agreement provided for Prudential to receive a fee equal to approximately $3.375 million. Upon completion of the initial public offering and payment of this fee, this agreement was terminated.

Stockholders Agreement with Net Realty Holding Trust and Prudential

Amended Stockholders Agreement

        In connection with our initial public offering in April 2002, we, Net Realty Holding Trust and Prudential entered into an amended stockholders agreement governing our relationship with Net Realty Holding Trust and Prudential after the offering. This agreement eliminated all prior terms of our then existing stockholders agreement and provides for the following new terms—

        Election of Directors

  •
  We agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust has the right to designate for nomination four members of our board of directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust's designees will be required to resign from our board of directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors.

  •
  Net Realty Holding Trust agreed that it will not seek any additional representation on our board of directors. In addition, except at our request, and subject to its fiduciary duties under applicable law, Net Realty Holding Trust has agreed that it will not seek to change the size or composition of our board of directors.

        Additional Equity and Preemptive Rights

  •
  Net Realty Holding Trust agreed that it will not, directly or indirectly, acquire any additional shares of stock if that acquisition would result in an increase in Net Realty Holding Trust's ownership percentage of our stock.

  •
  We granted to Net Realty Holding Trust a preemptive right to maintain its ownership percentage of our stock by purchasing any shares of our stock offered to third parties on the same terms and conditions as are offered to those third parties. This preemptive right does not apply to some limited issuances, including in connection with the exercise of stock options and other rights under our incentive plan, issuances of units of limited partnership interests by our operating partnerships and issuances of equity in connection with acquisition or merger transactions. In addition, the preemptive right does not apply if the exercise of this right would jeopardize our status as a REIT.

        Registration Rights

  •
  Net Realty Holding Trust and Prudential have demand and piggyback registration rights with respect to their shares of our common stock. These registration rights are subject to customary cut-back and lock-out restrictions.

Other Transactions

        In July 1999, Bernard Cammarata became a member of our board of directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999 and Chairman and Chief Executive Officer of TJX until April 2000. TJX has had a long-standing relationship as a significant tenant of ours and our predecessor company. TJX paid us approximately $11.2 million of base rent during 2002, which represented 5% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2002. TJX pays us rent in accordance with written leases with respect to several of our properties.

        We believe that each of these transactions was entered into by us on terms no less favorable to us than those that could be obtained from unrelated third parties.

SHARE PERFORMANCE GRAPH

        The following graph provides a comparison of cumulative total stockholder return for the period from April 2002 (the month during which our common stock was first publicly traded) through December 2002, among the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index, an industry index of 149 equity REITs (including the Company). The Share Performance Graph assumes an investment of $100 in each of the Company and the two indexes, and the reinvestment of any dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the Equity REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, its executive officers, and persons holding more than 10% percent of the common stock are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. These directors, officers and 10% holders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by those dates during 2002. Based upon a review of the filings provided to the Company, Form 3s were inadvertently filed three months late by the Directors and executive officers of the Company. Except for the foregoing, to the Company's knowledge, based solely on review of the copies of those reports furnished to the Company, all of the Company's officers, directors and greater-than-five percent beneficial owners made all required filings during the fiscal year ended December 31, 2002.

INDEPENDENT AUDITORS

        KPMG LLP served as the Company's independent auditors for the fiscal year ended December 31, 2002 and has been selected by the Audit Committee to be the Company's independent auditors for 2003. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she so desires, and to answer appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

        All stockholder proposals that are intended to be presented at the 2004 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 5, 2003, in order that they be considered for inclusion in the Board of Directors' proxy statement and form of proxy relating to that annual meeting.

OTHER BUSINESS

        The board of directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

        The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

Exhibit A

HERITAGE PROPERTY INVESTMENT TRUST, INC.

AUDIT COMMITTEE CHARTER

Purpose

        The primary purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its oversight responsibilities to its shareholders and to the investment community by reviewing the financial statements and other financial information provided by the Company to its shareholders or to the public; the Company's systems of internal control; and the Company's auditing, accounting and financial reporting processes generally. The Committee will maintain free and open communication among the Audit Committee, the independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the power to retain legal counsel, auditors or other experts for this purpose.

Composition

        The Committee shall be appointed by the Board of Directors of the Company and shall be comprised of three or more directors, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

Meetings

        The Committee shall meet at least four times annually. The Committee shall meet periodically and separately with management and with the independent auditors to discuss any matters that the Committee or either of these groups believes should be discussed separately. The Committee may meet by telephone and may delegate specific functions to one or more of its members.

Responsibilities and Duties

        To fulfill its purpose, the Committee shall:

  Review Charter and Financial Statements

        1.    Review and update this Charter periodically, as conditions dictate and submit this Charter to the Board of Directors for approval and have this Charter published at least every three years in accordance with SEC regulations.

        2.    Prepare a work plan for each year and submit the work plan to the Board of Directors for approval.

        3.    Review the Company's annual and quarterly financial statements and other financial information, including earnings releases submitted to the shareholders or to the public, prior to filing, announcement or distribution, including any certification, report, opinion or review rendered by the independent auditors. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

        4.    Annually prepare a report to shareholders as required by SEC regulations.

A-1

  Independent Auditors

        5.    Recommend to the Board of Directors both the selection of the independent auditors, after considering their independence and effectiveness, and the fees and other compensation to be paid to the independent auditors. The Committee will annually review and discuss with the auditors their written statement concerning all significant relationships the auditors have with the Company to determine whether such relationships could improperly affect the auditors' independence.

        6.    Review the performance of the independent auditors and recommend to the Board of Directors any discharage of the independent auditors when circumstances warrant.

        7.    Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

        8.    Review the independent auditors' audit plan, including scope, staffing, locations, reliance upon management and internal audit and general audit approach.

  Financial Reporting Process

        9.    In consultaiton with the independent auditors and the internal auditors, review the adequacy of the Company's financial reporting processes.

        10.  Consider the independent auditors judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

        11.  Consider and approve, if appropriate, major changes to the Company's accounting principles and practices as suggested by the independent audiors or management.

        12.  Prepare a Committee report to the shareholders.

  Systems and Conflicts

        13.  Establish systems for management and the independent auditors to report to the Committee any significant judgments made in management's preparation of the financial statements and the appropriateness of such judgments.

        14.  Following the completion of the annual audit, review separately with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

        15.  Review any significant disagreement between management and the independent auditors with respect to the preparation of the financial statements.

        16.  Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

A-2

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Proxy for Annual Meeting of Stockholders
to be held on May 9, 2003

        The undersigned stockholder of Heritage Property Investment Trust, Inc. (the "Company"), having received notice of the 2003 Annual Meeting of Stockholders of the Company and having revoked all prior proxies, hereby appoint(s) Thomas C. Prendergast, Gary Widett and David G. Gaw, or any one or more of them as proxies for the undersigned (with full power of substitution in them and each of them) to attend the 2003 Annual Meeting of Stockholders of the Company, to be held at The Park Plaza Hotel, 65 Arlington Street, Boston, Massachusetts 02116, on Friday, May 9, 2003, at 9:00 a.m., Eastern Standard Time, and any adjourned session or postponement thereof, and to vote and act in respect to all shares of the Company's common stock which the undersigned shall be entitled to vote or act upon and otherwise with all the powers the undersigned would possess if personally present:

        The shares represented by this proxy will be voted as directed by the undersigned. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY
RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Continued and to be signed on the reverse side).

1.	Election of Directors— Class 1 (To Serve Until 2006)		For All	Withhold All	For All (Except for Nominee(s) whose names are written on the line below)
	Kenneth K. Quigley, Jr.	William M. Vaughn	☐	☐	☐
	Paul V. Walsh	Robert J. Watson
			For	Against	Abstain
2.	To approve the amendment of the Heritage Property Investment Trust, Inc. Amended and Restated 2000 Equity Incentive Plan to increase the number of shares authorized for issuance under the Plan from 3,600,000 to 5,700,000 and to increase the sub-limit with respect to awards of restricted stock, performance shares, performance units and stock grants under the Plan from 1,200,000 to 1,900,000:		☐	☐	☐
			For	Against	Abstain
3.	To vote and act with discretionary authority upon, or in regard to, any other matters which may properly come before the Annual Meeting or any adjourned or postponed session thereof:		☐	☐	☐

Attendance of the undersigned at the Annual Meeting of Stockholders or at any adjourned session thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote said shares in person. If the undersigned holds any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement.
Please note any change of address hereon.
Dated:
Signature(s)

In signing, please write name(s) exatly as appearing on stock certificate(s). Joint owners should each sign individually.

s    FOLD AND DETACH HERE    s

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED, POSTAGE PRE-PAID ENVELOPE.

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HERITAGE PROPERTY INVESTMENT TRUST, INC. 535 Boylston Street Boston, Massachusetts 02116
HERITAGE PROPERTY INVESTMENT TRUST, INC. 535 Boylston Street Boston, Massachusetts 02116 NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
HERITAGE PROPERTY INVESTMENT TRUST, INC. 535 Boylston Street Boston, Massachusetts 02116 PROXY STATEMENT GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL NUMBER TWO—AMENDMENT TO EQUITY INCENTIVE PLAN
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARE PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER BUSINESS
Exhibit A
AUDIT COMMITTEE CHARTER
Proxy for Annual Meeting of Stockholders to be held on May 9, 2003
PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.